Filed Pursuant to Rule 424(b)(3)

Registration No. 333-119013

22,508,631 Shares of Common Stock

(Inclusive of 12,887,333 previously registered shares of Common Stock)

MAGIC LANTERN GROUP, INC.

This prospectus relates to the offer and sale from time to time of up to 22,508,631 shares (the “Shares”) of our common stock, $0.01 par value per share (“Common Stock”), of certain selling stockholders of the Company named herein (the “Selling Stockholders”). Of such Shares, 2,583,333 were previously registered in September 2004 on form S-3 (File No. 333-119013) and 10,304,000 were registered in July 2004 on Form S-3/A (File No. 333-116147), all of which are included in this prospectus.  The Shares may be offered in open market transactions, negotiated transactions, principal transactions or by a combination of these methods of sale. See “Plan of Distribution.”

All of the Shares covered by this prospectus were issued by the Company either in private placements to the Selling Stockholders, including warrants issued to the Selling Stockholders (each a “Warrant”) to purchase shares of our Common Stock, or in the case of First Montauk Securities Corp., (“First Montauk”) in consideration for services as placement agent provided to the Company by First Montauk.

None of the proceeds from the sale of the Shares by the Selling Stockholder will be received by the Company, except for payments received in connection with the exercise of warrants held by the Selling Stockholders. Any funds received by the Company upon exercise of warrants will be used for working capital purposes. The Company will bear all expenses in connection with the registration and sale of the Shares, other than underwriting discounts and selling commissions.

We do not know when, how or if the Selling Stockholders intend to sell their shares covered by this prospectus or what the price, terms or conditions of any sales will be. The Selling Stockholders may sell the Shares at various times and in various types of transactions. See “Plan of Distribution” below. The prices at which the Shares may be sold, and any commissions paid in connection with any sale, may vary from transaction to transaction. We understand that the Securities and Exchange Commission may, under certain circumstances, consider persons reselling any shares of our Common Stock and dealers or brokers handling a resale of shares of our Common Stock to be “underwriters” within the meaning of the Securities Act of 1933, as amended (“Securities Act”).

Our Common Stock is listed on the American Stock Exchange (“AMEX”) under the symbol “GML.”  On February 23, 2005, the last reported sale price of our Common Stock was $0.33.

Certain factors that should be considered carefully before buying shares of our Common Stock are discussed in this prospectus under the caption “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

.

The date of this prospectus is February 24, 2005

TABLE OF CONTENTS

Item	Page	Item	Page
About This Prospectus	2	Plan of Distribution	8
About Magic Lantern Group, Inc.	2	Description of Capital Stock	9
Risk Factors	3	Legal Matters	10
Forward-looking Statements	5	Experts	10
Use of Proceeds	5	Where You Can Find Information	10
Selling Stockholders	6	Incorporation of Documents by Reference	10

The following summary material provided on this page 2 is qualified in its entirety by the more detailed information and financial statements appearing in the Company's registration statement and periodic reports incorporated herein by reference.

ABOUT THIS PROSPECTUS

       This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.  Each selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock.

Unless the context requires otherwise, in this prospectus the terms, “we,” “us,” “our,” the “Company” and “Magic Lantern” refer to Magic Lantern Group, Inc., and its subsidiaries.

Unless otherwise indicated, the information in this prospectus is as of February 11, 2005. We anticipate that changes will occur in our affairs after that date. We have not authorized anyone to give any information or to make any representations in connection with the sale of Shares by the Selling Stockholder, other than those contained in this prospectus. If anyone gives you information or makes any representation not contained in this Prospectus, you should not rely on it as information we authorized.

ABOUT MAGIC LANTERN GROUP, INC.

Founded in 1975, Magic Lantern operates several subsidiaries and divisions, including its core business, the global distribution of educational and learning content in video, DVD and other electronic formats.  Magic Lantern has primarily exclusive distribution rights to over 300 film producers representing over 13,000 titles, and its customers include over 9,000 of 12,000 English-speaking schools in Canada.  The Company’s library includes content from numerous producers, including Disney Educational, Annenberg / COB and CSV Television. Tutorbuddy Inc., a 100% owned subsidiary of Magic Lantern, is an Internet-enabled provider of on demand content and related educational services to students, teachers and parents.  Magic Vision Digital Media, Inc., a 100% owned subsidiary of Magic Lantern, is a provider of digital on-demand/on-line desktop delivery for the sports entertainment, health care, human resource, and corporate governance and compliance industries.  Sonoptic Technologies Inc., a 75% owned subsidiary of Magic Lantern and a pioneer in indexed video streaming, provides third-generation digital technology solutions and digital video encoding services using its proprietary VideoBase® indexing software that allows users to aggregate, bookmark, re-sort and add their own comment boxes to existing content.  Magic Lantern most recently formed another 100% owned subsidiary, DigiTron, Ltd, an in-house producer of original TV broadcast programming.

The Company is incorporated under New York state law and our Common Stock is listed on the American Stock Exchange under the symbol “GML”.  Headquartered in Oakville, Ontario, Canada near Toronto, our address is: 1075 North Service Road West, Suite 27, Oakville, Ontario Canada L6M 2G2.  Our telephone number is (905) 827-2755, and our website address is www.magiclantern.com.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk, which is described in the risk factors and related considerations summarized below. Before you decide whether or not to purchase any of the securities offered by this prospectus, you should carefully consider the risk factors described below and the other information in this prospectus. . The risks described below are not the only ones facing Magic Lantern. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our business. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all of those factors.

If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Our Current Cash Position Raises Doubt About Our Ability To Continue As A Going Concern Without Additional Financing.

We have sustained substantial losses through December 31, 2004. Our cash position is approximately $116,000 at February 9, 2005, which is sufficient to cover the current rate of operating activity until March 31, 2005. If actual expenses exceed plan, we will need to seek additional financing or take drastic cost cutting measures sooner.  The Company's working capital deficiency at September 30, 2004 was approximately $3,180,000.  The failure by the Company to raise additional financing raises substantial doubt about its ability to continue as a going concern.

Historically, the Company has depended upon financing from its major stockholders and, more recently, other outside sources.  Although we continue to generate revenue from operations, we have not achieved profitability.  In December 2004, the Company received net proceeds of approximately $1,060,000.00 through the private placement of Common Stock to certain of the Selling Stockholders; this amount, however, will not be sufficient to cover our operating costs during the next twelve months. The Company continues to seek additional financing from other funds and sources to support its strategic initiatives for new sales and revenue streams and expansion into the United States.

Failing additional financing solutions, the sources of capital available to the Company include factoring of accounts receivable and a corporate reduction of discretionary investments and overall downsizing to achieve a neutral cash flow position.  The failure by the Company to raise additional financing raises substantial doubt about its ability to continue as a going concern.

We Have a History Of Net Losses And Expect To Continue To Incur Net Losses For The Foreseeable Future.

We have a history of net losses and may continue to incur losses from operations. Our net losses for the period-ended September 30, 2004 amounted to $3,897,000, raising our accumulated deficit through that period to $17,230,000. These losses primarily reflect selling, general and administrative (“SG&A”) expenses generally in excess of gross revenue. Our business plan contemplates continued expansion efforts that will entail substantial SG&A and related expenditures without any assurance of deriving profits from operations. Although we continue to generate revenue, our ability to achieve profitable operations through operations of the Company could be adversely affected by delays or inefficiencies in the development cycle for new products and services, inability to penetrate new geographic markets, lack of sponsor or consumer acceptance of those products and services, competition and changing technology.

Our Business Plan And Strategy Will Be Negatively Impacted By Inadequate Financial Resources.

The execution of our business plan for expanding our trademark licensing and e-education businesses could be impaired by inadequate financial resources. Each of Sonoptic's and Tutorbuddy's business in particular requires ongoing development. To maintain leading-edge technical solutions for new media and to remain competitive, the Company requires significant capital expenditure on an ongoing basis. In the absence of substantial increases in our revenues our working capital will likely be expended by March 31, 2005. In that event, we will be required to either limit future development and marketing activities or raise additional equity capital or incur more debt to continue financing those activities. The issuance of additional equity could be dilutive to existing stockholders, and the alternative of financing development through borrowings could reduce our operating flexibility and weaken our consolidated financial condition.

Most Of Our Customer’s Purchasing Budgets are Dependent Upon Government Funding; Budget Reductions May Affect Our Operations.

Our goal of maintaining our existing customer base and extending our e-education products and services to new markets could be hampered by cash constraints affecting both current and prospective customers. Educational video products are acquired mainly by libraries and schools in the Company's existing Canadian markets. These institutions represent approximately 90% of the Company's current customer base. They are funded by government and are therefore subject to reductions or re-allocation of funding, either of which could adversely affect our prospects for achieving profitability through operations of the Company. Similar constraints could impair our efforts to expand the Company's customer base to new markets.

Our Products May Not Be Successfully Commercialized or Competitive In The Marketplace.

Our planned expansion of the Company operations could be adversely affected by many of the technological, business and financial risks inherent in the commercialization of new products for markets in which we are not an established participant. The success of the Magic Lantern's e-education offerings in these markets will depend not only on securing sponsorship or licensing arrangements with educational organizations outside of Canada, but also on the willingness of teachers, students and their parents in existing and new geographic markets to utilize these resources. We could encounter resistance to implementation of our e-education offerings and technology for any number of fiscal, cultural or political reasons beyond our control. These factors make the ultimate success of our plans for expanding Magic Lantern's offerings and markets highly uncertain.

Our Marketing Resources May Be Insufficient To Support Our Expansion Plans.

The limited exposure of the Magic Lantern to e-education markets outside Canada could impair our ability to penetrate those markets. In the absence of substantial market penetration, our operations may fail to generate sufficient sponsorship, licensing or subscription fees to attain profitability. While we are beginning to establish relationships with distributors and other intermediaries to facilitate marketing arrangements for the Company's products and services in those markets, we expect to remain primarily dependent on our own limited marketing resources for executing our expansion plans.

Our Competitive Position Depends Upon Technical Synergies And We Face the Risk of Technological Obsolescence.

The e-education marketplace is characterized by rapid technological changes that could put us at a competitive disadvantage and hamper our expansion plans. E-education products and services using different or better integrated platforms could be introduced and established in markets outside Canada before our market expansion plans for the Company's products are implemented and before market acceptance is achieved for the variety of online services offered. Developers of similar products and services have experienced time lags of one year or more between commencement of marketing activities through the completion of field trials and ultimate sales or subscriptions. If similar or longer delays are encountered in our efforts to implement our business plan for the Company, we could face the risk of technological obsolescence, adversely affecting our prospects for market penetration and pro fitability.

We Do Not Manufacture Or Produce Content For Distribution; We Are Dependent Upon License Agreements With Others.

Because our business is dependent on licensed content for our e-education offerings, our business is subject to the risk of license terminations or adverse changes in license renewal terms as well as the risk of intense competition in markets where our rights to licensed content are non-exclusive. We believe our e-education offerings are distinguished in large part by the variety and depth of the subject matter we offer and by the technological advantages of  our online video library services. Most of our distribution agreements renew automatically.  The distribution agreements also provide the producers with termination rights if the Company defaults on obligations or fails to comply with other provisions of the agreements. If the Company is unable to obtain renewals or replacements on comparable terms, acceptance of our e-education offerings could be severely impaired.

We Are Not Affiliated With The Parties That Produce Our Licensed Content.

Because the Company distributes educational videos created by unaffiliated producers, we do not control the quantity or quality of the productions, any reduction in which could cause customer dissatisfaction and result in the loss of market share.

Our Products Face Intense Competition And A Fragmented Marketplace.

The intensely competitive and fragmented nature of the e-education industry creates various market risks that could impair our ability to retain and expand the Company's current markets and market share. Principal competitors currently include multi-national and regional firms offering services, systems and platforms through established Internet sites or proprietary networks. In addition, many educational organizations provide a broad range of learning resources without charge. Most of these competitors have substantially greater financial, technical, marketing and deployment resources than we. Many of these competitors particularly in markets outside Canada have the added advantage of offering more competitive pricing through established channels and recognized branding to a substantial installed customer base. These competitors could control these markets before we obtain any meaning ful market share, adversely affecting our prospects for market penetration and profitability.

We Depend Upon The Continued Acceptance And Development Of The Internet And Computer Systems.

Our ability to expand the Company's delivery platforms and penetrate new markets could be frustrated without continued growth in the use and efficient operation of the broadband Internet in the workplace, in institutions and at home. Web-based markets for information, products and services are new and rapidly evolving. If Internet usage does not continue to grow or increases more slowly than anticipated, we may not be able to secure new sponsorship and subscription arrangements for the Company's offerings. To the extent our business relies on web-based delivery platforms, our operations will also be dependent on adequate network infrastructure, consistent quality of service and availability to customers of cost-effective, high-speed Internet access. If our systems cannot meet customer demand for access and reliability, these requirements will not be satisfied, and customer satisfaction could degrade substantially, adversely affecting our prospects for market penetration and profitability.

Changes in Regulations May Negatively Affect Our Operations.

Our dependence on the Internet for growth makes our operations susceptible to Internet-related regulatory risks and uncertainties. The laws governing the Internet remain largely unsettled, even in areas where there have been legislative initiatives. It may take years to determine whether and how Internet services are affected by existing laws, including those governing intellectual property, privacy, libel, product liability and taxation. Future legislation or judicial precedents could reduce Internet use generally and decrease its acceptance as a communications and commercial medium, adversely affecting our prospects for achieving profitability.

We Depend on Key Personnel to Develop Our Products and Pursue Business Opportunities.

We are highly dependent upon Robert A. Goddard, CEO and President, George Wright, Chief Technology Officer and Jeffrey Lorenz, Vice President, Sales.  The loss of any of these persons, or failure to attract and retain key personnel, as further described herein, could prevent us from obtaining our goals, achieving profitability and developing our products and core technologies.  The execution of our business plan for expanding our trademark licensing and operations will be severely hampered unless we are able to attract and retain highly skilled technical, managerial and marketing personnel. Current compensation and benefit levels could contribute to the loss or reduced productivity of personnel and impair our ability to attract new personnel, either of which could have a material adverse affect on our operations and financial prospects. In addition, our operations require spe cific skills for digital encoding of analog video and indexing and managing digital video content. Specialized training must take place in the workplace, requiring an ongoing investment to effectively integrate new employees and assist existing staff attain the most up-to-date skills. Because demand for these skills is high in this competitive environment, the Company risks losing staff and its investment in developing their skills to larger firms with greater resources.

The Company’s Stock Price And Perception In The Marketplace May Be Impacted By The SEC’s Complaint Against The Lancer Group, A Significant Stockholder Of The Company.

The Lancer Group has been a significant stockholder of the Company since the last quarter of 2002. On July 10, 2003, the Securities and Exchange Commission brought a civil action in the United States District Court for the Southern District of Florida against Michael Lauer and Lancer Management I and II alleging securities fraud in connection with portfolio transactions effected by the Lancer Group management. While the complaint does not allege any fraud in connection with the Company's securities, records produced by the SEC in the court proceeding indicate that the Lancer Group's management had either not reported the extent of its ownership in portfolio companies or had underreported the ownership. According to a Form 13D filed by the receiver to the Lancer Group on July 10, 2003, the Lancer Group, in the aggregate, controlled 45.1% of the Company's outstanding Common Stock as of that date. Currently, we believe that as of February 3, 2005 they own approximately 40.5 % of the 's outstanding Common Stock.  Even though no wrongdoing has been alleged in connection with the Lancer Group's ownership of the Company’s securities, the Company, the financial statement impact, if any, and the market for its Common Stock may be adversely affected by any court findings or the negative publicity generated by the Lancer Group proceedings or general market concerns about the possible actions by the receiver with respect to portfolio securities held by the Lancer Group. In addition, on November 4, 2003 the receiver announced that he had appointed DDJ Capital to actively manage the Lancer Group's portfolio securities.

Large Sales Could Reduce The Trading Price Of Our Common Stock.

Our Common Stock is listed on the American Stock Exchange. Based on trading volume to date, our stock could be considered “thinly traded.” In the registration statement of which this prospectus is a part, we are registering on behalf of certain of the Selling Stockholders identified below 5,010,649 shares of our Common Stock and 4,610,649 shares of stock issuable upon exercise of warrants, most of which warrants are immediately exercisable.  In September, 2004, we registered 1,600,000 shares of our Common Stock and approximately 1,550,000 shares of stock issuable upon exercise of currently exercisable warrants to certain of the Selling Stockholders identified below. In addition in July 2004, we registered on behalf of one of the Selling Stockholders identified below, 9,204,000 shares of our Common Stock issuable upon the conversion of principal, interest and fees on a convertible promisso ry note, along with 1,100,000 shares issuable upon the exercise of a common stock purchase warrant held by such Selling Stockholder. Through January 27, 2005, that Selling Stockholder has been issued 1,148,981 shares of Common Stock in connection with such conversions.  Almost all of the shares of Common Stock listed above are included in this prospectus.  In general, shares of registered common stock may be re-sold into the public markets without volume or other restrictions. Large sales of our registered shares could place substantial downward pressure on the trading price of our common stock, particularly if the amount sold significantly exceeds the then-current trading volume of our stock.

Two Principal Stockholders Own Enough Shares To Control The Company.

Two of our principal stockholders, Zi Corporation and the Lancer Group, own or control approximately 81% of the issued and outstanding shares of our Common Stock.  Some or all of these stockholders, acting in concert, will be able to continue to elect the Board of Directors and take other corporate actions requiring stockholder approval, such as recapitalization or other fundamental corporate action, as well as dictate the direction and policies of our company. Such concentration of ownership also could have the effect of delaying, deterring or preventing a change in control of the company that might otherwise be beneficial to stockholders.

Changes In Laws, Regulations And Financial Accounting Standards May Affect Our Reported Results Of Operations.

The recently enacted Sarbanes-Oxley Act of 2002 and related regulations may result in changes in accounting standards or accepted practices within our industry and could add significant new costs to being a public company. New pronouncements and varying interpretations of pronouncements have occurred in the past and are likely to occur in the future as a result of recent Congressional and regulatory actions. New laws, regulations and accounting standards, as well as potential changes to currently accepted accounting practices, including the expensing of stock options, could adversely affect our reported financial results and negatively affect our stock price. Additional unanticipated expenses incurred to comply with new requirements could also negatively impact our results of operations.

The Company Has The Authority to Issue Preferred Stock Without Seeking Approval Of The Stockholders.

Under the Company's Certificate of Incorporation, its board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock from time to time in one or more series, to establish the number of shares to be included in each series and to fix the designation, powers, preferences and relative, participating, optional and other special rights of the shares of each series and any qualifications, limitations or restrictions thereof. Because of this power, the board of directors may afford the holders of preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. The issuance of rights to purchase shares of preferred stock could be used to discourage an unsolicited acquisition proposal.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contain, in addition to historical information, statements with respect to our expectations regarding future events, future financial results and performance and other aspects of our business that involve risks and uncertainties.  Such statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “anticipate,” “estimate,” “continue” or other similar words.  These forward-looking statements reflect management’s and the Company’s current views and expectations are based on certain assumptions and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those currently anticipated.  We caution investors that actual results or business conditions may differ materially from those described, projected or suggested in the forward-looking statements as a result of various factors, including, but not limited to, those risks and uncertainties set forth in the Risk Factors section of this prospectus. See “Risk Factors”.

We assume no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required under federal securities laws. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of any document incorporated by reference herein, the date of such document.

Investors also should understand that it is not possible to predict or identify all factors and should not consider the risks set forth in this prospectus to be a complete statement of all potential risks and uncertainties. If the expectations or assumptions underlying our forward-looking statements prove inaccurate or if risks or uncertainties arise, actual results could differ materially from those predicted in any forward-looking statement.

USE OF PROCEEDS

All of the Shares are being registered for the accounts of the Selling Stockholders. All net proceeds from the sale of Shares will belong to the Selling Stockholders as each offers and sells the Shares. The principal purpose of this prospectus is to enable the Selling Stockholders to hold their Shares without the disadvantages associated with ownership of restricted securities under the Securities Act and, at the election of each Selling Stockholder, to effect an orderly disposition of its Shares from time to time. The Company will not receive any part of the proceeds from the sale of the Shares, except for payments received in connection with the exercise of warrants held by the Selling Stockholders. Any funds received by the Company upon exercise of warrants will be used for working capital purposes.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of up to a total of 24,175,298 shares of our Common Stock by the Selling Stockholders, comprised of:

—	1,000,000	shares of Common Stock issued in a private placement that concluded in January, 2005;
—	500,000

shares of Common Stock underlying currently exercisable common stock purchase warrants with an exercise price of $0.40 per share issued to the investor in connection with the immediately preceding private placement, pursuant to certain registration rights;

—	100,000

shares of Common Stock underlying currently exercisable common stock purchase warrants with an exercise price of $0.40 per share issued to the placement agent in connection with the immediately preceding private placement, pursuant to certain registration rights;

—	1,000,000	shares of Common Stock issued in a private placement that concluded in December 2004;
—	1,000,000

shares of Common Stock underlying currently exercisable common stock purchase warrants with an exercise price of $0.40 per share issued to the investor in connection with the immediately preceding private placement, pursuant to certain registration rights;

—	3,010,649	shares of Common Stock issued in a private placement in connection with the conversion of certain notes payable that concluded in December, 2004;
—	3,010,649

shares of Common Stock underlying currently exercisable common stock purchase warrants with an exercise price of $0.40 per share issued in connection with the immediately preceding private placement, pursuant to certain registration rights; and

—	12,887,333	shares of Common Stock previously registered on Form S-3 (File No. 333-119013) and Form S-3/A (File No. 333-116147).

We agreed, under certain conditions, with each of the Selling Stockholders to register the Shares pursuant to certain registration rights granted by us.  The following tables set forth (i) the name of the Selling Stockholder, (ii) to the best of the Company's knowledge, the total number of Shares owned by the Selling Stockholder as of the date of this prospectus, (iii) the number of Shares to be offered for the account of the Selling Stockholder in this offering and (iv) to the best of the Company's knowledge, the number of shares of Common Stock of the Company to be owned by the Selling Stockholder after giving effect to this offering.

During December 2004, the Company consummated the unregistered sale of 4,010,649 shares of Common Stock and warrants to purchase an additional 4,010,649 shares of Common Stock, to certain accredited investors in transactions exempt from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.  As a result of the transactions, two term promissory note holders of the Company converted an aggregate of $750,000 of principal and $2,662.23 of accrued interest into 3,010,649 shares of Common Stock at a rate of $0.25 per share and received three year warrants to purchase 3,010,649 shares of Common Stock at an exercise price of $0.40 per share.  In addition, the Company issued 1,000,000 shares of Common Stock to an additional investor at a price of $0.25 per share, for gross proceeds of $250,000, along with three year warran ts to purchase 1,000,000 shares of Common Stock at an exercise price of $0.40 per share.

On January 4, 2005, the Company entered into a Subscription Agreement with Nite Capital, L.P., providing for, among other things, the unregistered sale of 1,000,000 shares of Common Stock at a price of $0.30 per share and warrants to purchase an additional 500,000 shares of Common Stock exercisable at $0.40 per share, subject to customary adjustments, until the fifth anniversary of January 4, 2005.  In connection with the private placement, the Company issued to First Montauk Securities Corp., for its services as placement agent on the Company’s behalf, warrants to purchase 1,000,000 shares of Common Stock exercisable at a price of $0.40 per share, subject to customary adjustments, until the fifth anniversary of January 4, 2005.

On February 9, 2005, the Company entered into a Consulting Agreement with National Financial Communications Corp.  In consideration for NFC’s commitment to provide services in accordance with the terms of that agreement, the Company issued NFC a common stock purchase warrant to purchase 750,000 shares of Common Stock, which warrant vests upon the achievement of certain performance milestones.  The exercise price of the warrant issued to NFC is calculated based upon the timing of the acceptance of individual Statements of Work by the Marketing Committee of the Company’s Board of Directors.  The Company agreed to reserve 750,000 shares of Common Stock, which Common Stock had previously been registered for resale pursuant to a registration statement on Form S-3/A (File No. 333-116147).

Mr. Michael Lobsinger, a former member of our Board of Directors is the sole owner and President of Quarry Bay Investments Inc.  Other than Mr. Lobsinger’s directorship, no Selling Stockholder has held any position or had any other material relationship with the Company or its affiliates during the past three years.

All of the Shares being offered hereunder were issued either in private placements made to investors, in consideration of certain marketing and investor relations services provided by National Financial Communications Corp., or in consideration of placement agent services provided by First Montauk Securities Corp.  The Shares previously registered on Form S-3 (File No. 333-119013) and Form S-3/A (File No. 333-116147) are set forth in a separate table below and are included in the combined prospectus that forms a part of this registration statement.  This prospectus, upon effectiveness of this registration statement, will constitute a post-effective amendment to each of File No. 333-119013 and File No. 333-116147.

Table of Selling Stockholders Offering Shares Registered Under this Registration Statement:

Name of Selling Stockholder	Common Stock Owned Prior to Offering	Common Stock Offered Pursuant to this Prospectus	Number of Shares of Stock to be Owned after the Offering(1)	Percentage of Common Stock Owned after the Offering
Nite Capital, L.P. (2)	1,500,000	1,500,000	—	*
First Montauk Securities Corp. (3)	25,000	25,000	—	*
Ernest Pellegrino (3)	37,500	37,500	—	*
Max Povolotsky (3)	37,500	37,500	—	*
James Duncan McNeil (4)	4,021,298	4,021,298	—	*
Gretchen Ross (5)	4,000,000	4,000,000	—	*
Subtotal of Shares being registered hereby:	9,621,298	9,621,298	—	*

Table of Selling Stockholders Offering Shares Previously Registered on Form S-3 and

Included in this Prospectus Pursuant to Rule 429:

Name of Selling Stockholder	Common Stock Owned Prior to Offering	Common Stock Offered Pursuant to this Prospectus	Number of Shares of Stock to be Owned after the Offering(1)	Percentage of Common Stock Owned after the Offering
Laurus Master Fund, Ltd.. (6)	9,554,000	9,554,000	—	*
National Financial Communications Corp. (7)	883,333	883,333	—	*
Jerrold V. Flatt (8)	360,000	360,000	—	*
First Clearing Corp. Custodian for Jerrold V. Flatt, IRA (9)	120,000	120,000	—	*
Jerrold V. Flatt DO PC (10)	120,000	120,000	—	*
Manuel Cohen (11)	200,000	200,000	—	*
Quarry Bay Investments Inc. (3)	650,000	650,000	—	*
James Duncan McNeil (12)	650,000	650,000	—	*
Gretchen Ross (3)	350,000	350,000	—	*
Subtotal of Shares included pursuant to Rule 429:	12,887,333	12,887,333	—	*

Totals:	22,508,631	22,508,631	—	*

 Percentage calculations are based on 74,786,322 shares of our Common Stock issued and outstanding as of February 9, 2005.

* Represents less than 1% of the outstanding shares of common stock.

(1)

Except where otherwise noted, assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the Selling Stockholders prior to the termination of this offering.  Because the Selling Stockholders may sell all, some or none of their shares or may acquire or dispose of other shares of Common Stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of Common Stock that each Selling Stockholder will own upon completion of this offering.

(2)	Represents 1,000,000 shares of Common Stock currently held and 500,000 shares of Common Stock issuable upon the exercise of currently exercisable common stock purchase warrants.
(3)	Consists of shares of Common Stock issuable upon the exercise of currently exercisable common stock purchase warrants.
(4)	Represents 2,010,649 shares of Common Stock currently held and 2,010,649 shares of Common Stock issuable upon the exercise of currently exercisable common stock purchase warrants.
(5)	Represents 2,000,000 shares of Common Stock currently held and 2,000,000 shares of Common Stock issuable upon the exercise of currently exercisable common stock purchase warrants.
(6)	Represents 8,454,000 shares of Common Stock currently held and 1,100,000 shares of Common Stock issuable upon the exercise of currently exercisable common stock purchase warrants.
(7)

Represents of 750,000 shares of Common Stock issuable upon the exercise of a common stock purchase warrant that vests upon the achievement of certain performance milestones, and 133,333 shares of Common Stock issuable upon the exercise of a of currently exercisable common stock purchase warrant.

(8)	Represents 240,000 shares of Common Stock currently held and 120,000 shares of Common Stock issuable upon the exercise of currently exercisable common stock purchase warrants.
(9)	Represents 80,000 shares of Common Stock currently held and 40,000 shares of Common Stock issuable upon the exercise of currently exercisable common stock purchase warrants.
(10)	Represents 80,000 shares of Common Stock currently held and 40,000 shares of Common Stock issuable upon the exercise of currently exercisable common stock purchase warrants.
(11)	Consists of shares of Common Stock currently held by the Selling Stockholder.
(12)	Represents 500,000 shares of Common Stock currently held and 150,000 shares of Common Stock issuable upon the exercise of currently exercisable common stock purchase warrants.

This prospectus is a part of a registration statement on Form S-3 filed by the Company with the SEC under the Securities Act covering the resale of the Shares from time to time by the Selling Stockholders in accordance with the Company's undertakings in connection with the issuance of the Shares.

PLAN OF DISTRIBUTION

The Selling Stockholders may sell from time to time the Shares listed opposite its name under “Number of Shares to be Offered” in the “Selling Stockholders” table above. The Selling Stockholders may, in addition to the open market transactions described below, transfer these Shares to other persons in private sales or by gift, pledge or partnership distribution or other non-sale transactions. The term “Selling Stockholders” in this prospectus includes the persons who receive Shares from other Selling Stockholders in this way and who may wish to sell such Shares. Sales by the Selling Stockholders may be made on the AMEX or other securities exchanges on which our Shares are listed and traded, in the over-the-counter market or otherwise. The timing and amount of sales will likely depend on market conditions and other factors. The sale prices may be market pri ces prevailing at the time of sale, negotiated prices or fixed prices. Sales may involve:

sales to underwriters who will acquire Shares for their own account and resell them, block transactions in which a broker or dealer will attempt to sell Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction, purchases and resales by a broker or dealer as principal for its own account, privately negotiated transactions,
an exchange distribution in accordance with the rules of any stock exchange, ordinary brokerage transactions and transactions in which a broker solicits purchasers, a combination of any such methods of sale; and
any other method permitted pursuant to applicable law.

Brokers and dealers may receive compensation from the Selling Stockholders or purchasers of Shares, or both, in connection with these transactions and this compensation may be in excess of customary commissions. The Selling Stockholders and any other person that participates in the distribution of these Shares may be deemed to be underwriters under the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

If the Selling Stockholders engage an underwriter in connection with the sale of the Shares, to the extent required, this prospectus will be supplemented to describe the number of shares of our Common Stock being offered and the terms of the offering, including the names of the underwriters, the public offering price and any compensation to underwriters, dealers or agents.

The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of our Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell short and redeliver Shares to close out short positions. They also may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such persons of shares of our Common Stock, and the broker-dealer or other financial institution may resell the shares. The Selling Stockholders also may pledge Shares to a broker-dealer, other financial institution or other person, and upon a default, such broker-dealer or other financial institution may sell the pledged Share s. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

If the parties agree, the Selling Stockholder may from time to time sell its Shares to us.  We know of no existing arrangements by the Selling Stockholder relating to distribution of the Shares covered by this prospectus.

 DESCRIPTION OF CAPITAL STOCK

General

The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $0.01 par value per share, of which 74,786,322 shares are issued and outstanding as of the date of this Prospectus, and 1,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding as of the date of this Prospectus.

Common Stock

Subject to the rights of holders of the preferred stock then outstanding, holders of the Common Stock are entitled to receive any dividends that may from time to time be declared by the Company's board of directors. Holders of the Common Stock are entitled to one vote per share on all matters on which the holders of the Common Stock are entitled to vote. Because holders of the Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can select all of the directors.

Holders of the Common Stock have no preemptive rights to subscribe for any additional securities that the Company may issue, and there are no redemption provisions or sinking fund provisions applicable to the Common Stock, nor is the Common Stock subject to calls or assessments by the Company. All shares of the Common Stock issued and outstanding as of the date of this Prospectus have been validly issued and are fully paid and nonassessable. Upon any liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all creditors of the Company, subject to the rights of holders of any outstanding shares of preferred stock.

Preferred Stock

Under the Company's Certificate of Incorporation, its board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock from time to time in one or more series, to establish the number of shares to be included in each series and to fix the designation, powers, preferences and relative, participating, optional and other special rights of the shares of each series and any qualifications, limitations or restrictions thereof. Because of this power, the board of directors may afford the holders of preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. The issuance of rights to purchase shares of preferred stock could be used to discourage an unsolicited acquisition proposal. See “Anti- Takeover Provisions” below.

Dividend Policy

The Company has not paid cash dividends on the Common Stock since 1996. Its current policy is to retain earnings, if any, to finance the anticipated growth of its business. Any future determination to pay dividends on the Common Stock will be at the discretion of the board of directors and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions and any other factors that the board deems relevant, subject to restrictions that may be included in agreements governing any credit facilities or debt instruments that the Company may maintain or issue from time to time.

Transfer Agent

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10004.

Anti-Takeover Provisions

The Company's Certificate of Incorporation provides that the board of directors, in its discretion, may establish one or more series of preferred stock having designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that may be fixed by the board without stockholder approval. Those rights, preferences, privileges and limitations could have the effect of impeding or discouraging the acquisition of control of the Company.

The Company is incorporated in New York and is subject to provisions of the New York Business Corporation Law (the “BCL”) and its Certificate of Incorporation that may help to prevent or delay changes of corporate control by restricting or prohibiting an interested shareholder from entering into certain types of business combinations unless the board of directors approves the transaction in advance. An “interested shareholder” is defined generally as a person owning 20% or more of a corporation's outstanding voting stock and is restricted by these provisions from engaging in a “business combination” with the Company for five years following the date it became an interested shareholder unless (1) before it became an interested shareholder, the board of directors of the corporation approved the transaction in which it became an interested shareholder or appr oved the business combination; (2) upon consummation of the transaction that resulted in it becoming an interested shareholder, it owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (3) following the transaction in which it became an interested shareholder, the business combination is approved by the board of directors of the corporation and is authorized at a meeting of shareholders by the affirmative vote of the holders of a majority of the outstanding voting stock not owned by the interested shareholder. These restrictions do not apply to certain business combinations proposed by an interested shareholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation's directors, if the extraordinary transaction is appr oved or not opposed by a majority of the directors who were directors prior to any person becoming an interested shareholder during the previous three years or who were recommended for election or elected to succeed the directors by a majority of those directors. Business combinations are also permitted when certain statutory “fair price” requirements are met.

Director's Liability

The Company's Certificate of Incorporation provides for the elimination of directors' liability for monetary damages from a breach of certain fiduciary duties and for the indemnification of directors, officers, employees or agents to the full extent permitted by the BCL. These provisions cannot be amended without the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote.

LEGAL MATTERS

The validity of the issuance of the Shares offered hereby has been passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP, Boston, Massachusetts.

EXPERTS

The audited financial statements of the Company incorporated by reference in the prospectus and registration statement from the Annual Report on Form 10-K/A for the year ended December 31, 2003, have been audited by Mahoney Cohen & Company, CPA, P.C., independent auditors as set forth in their reports incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with those requirements, we file periodic reports and other information with the Securities and Exchange Commission (the “SEC”). Those reports and other information may be inspected at the SEC's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also obtain copies of any materials we have filed with the SEC from its SEC's public reference facility at prescribed rates or by accessing those materials electronically from its home page on the Internet at http://www.sec.gov. Those materials are also available for inspection or copying at a facility maintained for that purpose by the AMEX at 86 Trinity Place, New York, NY 10006.

We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby. This prospectus does not contain all of the information contained or incorporated by reference in the Registration Statement. See “Incorporation of Documents by Reference.” Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of a prescribed fee or may be examined without charge at the SEC's public reference facility in Washington, D.C. or copied without charge from its website.

Upon request, we will provide without charge a copy of the documents incorporated by reference in this Prospectus to each person to whom it is delivered. See “Incorporation of Documents by Reference.” Requests should be directed to Investor Relations, Magic Lantern Group, Inc., 1075 North Service Road West, Suite 27, Oakville, Ontario Canada L6M 2G2 or by telephone to (212) 840-0880.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents that we previously filed with the SEC under the Exchange Act are incorporated into this prospectus by reference:

1.	Annual Report on Form 10-K/A for the year ended December 31, 2003 filed with the Commission on June 2, 2004;
2.	Proxy Statement on Schedule 14A dated and filed with the Commission on April 29, 2004;
3.	Quarterly Report on Form 10-Q for the three months ended March 31, 2004 filed with the Commission on May 24, 2004;
4.	Quarterly Report on Form 10-Q for the three months ended June 30, 2004 filed with the Commission on August 23, 2004;
5.	Quarterly Report on Form 10-Q for the three months ended September 30, 2004 filed with the Commission on November 15, 2004
6.	Current Report on Form 8-K filed with the Commission on December 3, 2004;
7.	Current Report on Form 8-K filed with the Commission on December 16, 2004;
8.	Current Report on Form 8-K filed with the Commission on December 23, 2004;
9.	Current Report on Form 8-K filed with the Commission on January 3, 2005;
10.	Current Report on Form 8-K filed with the Commission on January 10, 2005;
11.	Current Report on Form 8-K filed with the Commission on January 24, 2005;
12.	Current Report on Form 8-K filed with the Commission on January 26, 2005; and
13.	Current Report on Form 8-K filed with the Commission on February 11, 2005.

This Prospectus also incorporates by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act during the period between the date of this prospectus and the date we file a post-effective amendment to indicate all Shares offered hereby have been sold or to deregister any Shares then remaining unsold. All of these documents will be deemed to be incorporated herein by reference and to be a part of this prospectus from their respective filing dates. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be considered to be modified or superseded for purposes of this prospectus to the extent that it is modified or superseded in any subsequently filed document also that is also incorporated by reference.

Upon request, we will provide anyone receiving a copy of this prospectus with a copy of the relevant documents that are incorporated by reference at the time of the request. See “Where You Can Find Information.”